Exhibit 99.2

COMMUNITY HEALTH SYSTEMS COMPLETES DIVESTITURE OF

CEDAR PARK REGIONAL MEDICAL CENTER IN TEXAS

FRANKLIN, Tenn. (July 1, 2025) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have completed the sale of their collective 80% interest in Cedar Park Regional Medical Center and ancillary businesses located in Cedar Park, Texas, to subsidiaries of Ascension Health for $436 million. Ascension Health previously held a minority interest in Cedar Park Regional Medical Center and purchased the remaining interest through this transaction. Contemporaneous with completion of this transaction, subsidiaries of the Company distributed the balance of amounts owed to Cedar Park Regional Medical Center to subsidiaries of Ascension Health in the amount of approximately $23 million. The entry into the definitive agreement for this transaction was announced on April 15, 2025, and the closing was effective June 30, 2025.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company's affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 35 distinct markets across 14 states. The Company's subsidiaries own or lease 70 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin
Executive Vice President, Corporate Communications, Marketing and Public Affairs

615-628-6607

Investor Contacts:
Kevin Hammons
President and Chief Financial Officer

615-465-7000

Anton Hie
Vice President – Investor Relations

615-465-7012

-END-